As filed with the Securities and Exchange Commission on September 24, 2010
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Chubb Corporation
(Exact name of registrant as specified in its charter)

New Jersey	13-2595722
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
15 Mountain View Road
Warren, New Jersey 07059
(Address of Principal Executive Offices)
Capital Accumulation Plan of The Chubb Corporation
(Full title of the Plan)
Maureen A. Brundage
Executive Vice President and General Counsel
The Chubb Corporation
15 Mountain View Road
Warren, New Jersey 07059
(Name and Address of agent for service)
(908) 903-2000
(Telephone number, including area code, for agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum
Title of securities	Amount to be	maximum offering	aggregate offering	Amount of
to be registered (1)	registered	price per unit	price	registration fee
Common Stock, par value $1.00 per share	2,000,000 shares	$57.76 (2)	$115,520,000	$8,236.58

(1)	This Registration Statement on Form S-8 also covers (i) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of common stock of The Chubb Corporation (“Common Stock”) that become issuable under the Capital Accumulation Plan of The Chubb Corporation (the “Plan”) by reason of any stock dividend, stock split, or other similar transaction and (ii) pursuant to Rule 416(c) under the Securities Act, an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a share of Common Stock on the New York Stock Exchange on September 21, 2010.

EXPLANATORY NOTE
     This Registration Statement is being filed for the purpose of registering an additional 2,000,000 shares of common stock of The Chubb Corporation (“Common Stock”) to be sold pursuant to the Capital Accumulation Plan of The Chubb Corporation (the “Plan”). In accordance with Section E of the General Instructions to Form S-8, the Registration Statement on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) relating to the Plan (Registration Statement No. 333-135011) is incorporated by reference herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by The Chubb Corporation (the “Registrant”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Plan are incorporated by reference in this Registration Statement:
a.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

b.	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in a. above;

c.	The description of the Common Stock contained in the Registrant’s Form 8-A filed February 2, 1984, including any amendments or supplements thereto; and

d.	The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2009.
All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 8. Exhibits.
An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included on page E-1.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, New Jersey on September 24, 2010.

THE CHUBB CORPORATION
/s/ W. Andrew Macan
By: W. Andrew Macan
Vice President and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ John D. Finnegan John D. Finnegan	Chairman, President and Chief Executive Officer (Principal Executive Officer)	September 24, 2010

/s/ Richard G. Spiro Richard G. Spiro	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 24, 2010

/s/ John J. Kennedy John J. Kennedy	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 24, 2010

Signatures	Title	Date

/s/ * Zoë Baird	Director	September 24, 2010

/s/ * Sheila P. Burke	Director	September 24, 2010

/s/ * James I. Cash, Jr.	Director	September 24, 2010

/s/ * Martin G. McGuinn	Director	September 24, 2010

/s/ * Lawrence M. Small	Director	September 24, 2010

/s/ * Jess Soderberg	Director	September 24, 2010

/s/ * Daniel E. Somers	Director	September 24, 2010

/s/ * Karen Hastie Williams	Director	September 24, 2010

/s/ * James M. Zimmerman	Director	September 24, 2010

/s/ * Alfred W. Zollar	Director	September 24, 2010

* By:	/s/ W. Andrew Macan
W. Andrew Macan, Attorney-in-Fact

The Plan. Pursuant to the requirements of the Securities Act, the Retirement Investment Committee of the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Warren, New Jersey on September 24, 2010.

CAPITAL ACCUMULATION PLAN OF THE CHUBB CORPORATION
By:	/s/ Steven M. Versaggi
Steven M. Versaggi
Chairman of Retirement Investment Committee

Index to Exhibits

Exhibit No.	Description of Exhibit

23	Consent of Ernst & Young LLP (filed herewith).

24	Powers of Attorney for the directors of The Chubb Corporation in their capacity as directors (filed herewith).

E-1